UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL
                             OWNERSHIP OF SECURITIES


                     Filed pursuant to Section 16(a) of the
                    Securities Exchange Act of 1934, Section
               17(a) of the Public Utility Holding Company Act of
           1935 or Section 30(f) of the Investment Company Act of 1940


------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                               Statement                     Number of Reporting          or Trading Symbol
Bunka, Christopher                             November 20, 1999             Person, if any
(Last)  (First)      (Middle)
5774 Deadpine Drive                                                          (voluntary)                  Annex Business
(Street)                                                                                                  Resources, Inc.,
Kelowna, B.C.   V1P 1A3                                                      Not Applicable               No Ticker or Trading
(City)  (State)  (Zip)                                                                                    Symbol as company is not
                                                                                                          quoted yet
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
    to Issuer (Check all applicable)           Date of Original              Joint/Group Filing
                                                                             (Check Applicable
                                                                             Line)

[X] Director         [X] 10% Owner             Not Applicable                [X] Form filed by One
[X] Officer          [_] Other                                                   Reporting Person
(give title below)   (specify below)
President/C.E.O.                                                             [_] Form filed by more than
                                                                                 One Reporting Person
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
    (Instr. 4)                                 Beneficially Owned            Direct(D) or Indirect(I)     Beneficial Ownership
                                               (Instr. 4)                    (Instr. 5)                   (Instr. 5)
------------------------------------------ ----------------------------- ---------------------------- ----------------------------
Common Shares                                       2,975,000                         D                           N/A
------------------------------------------ ----------------------------- ---------------------------- ----------------------------


------------------------------------------------------------------------------------------------------------------------------------
     TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------- ------------------------------- ------------------------------- ---------------- ----------------- ---------------
1.  Title of      2.  Date Exercisable and        3. Title and Amount of          4.  Conversion   5.  Ownership     6.  Nature of
    Derivative        Expiration Date                Securities Underlying            or Excercise     Form of           Indirect
    Security       --------------------------        Derivative Security(Instr.4)     Price of         Derivative        Beneficial
                                                     ----------------------------     Derivative       Securities:       Ownership
    (Instr. 4)     Date            Expiration        Title         Amount or          Security         Direct(D) or      (Instr.5)
                   Excercisable    Date                            Number of                           Inderect(I)
                                                                   Shares                              (Instr. 5)

----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------
N/A
----------------- --------------- --------------- --------------- --------------- ---------------- ----------------- ---------------


Explanation of Responses:



/s/ Christopher Bunka                                          January 18, 2000
-------------------------                                    ------------------
Christopher Bunka                                             Date
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.